Exhibit 5.1

Click Holdings Limited 力奇控股有限公司	D +852 3656 6054
E nathan.powell@ogier.com

Reference: NMP/JTC/509425.00001

3 September 2024

Dear Sirs

Click Holdings Limited 力奇控股有限公司 (the Company)

We have acted as British Virgin Islands legal counsel to the Company in connection with the Company’s registration statement on Form F-1, including all amendments or supplements thereto (the Registration Statement), as filed with the United States Securities and Exchange Commission (the Commission) under the United States Securities Act of 1933, as amended (the Act). The Registration Statement relates to the offering (the Offering) of 1,500,000 Ordinary Shares (as defined in below) (the Public Offering Shares); together with an underwriter’s over-allotment option for a period of 45 days from the date of the Registration Statement for the underwriter(s) to purchase additional Ordinary Shares in the amount representing fifteen percent (15%) of the Ordinary Shares sold in the Offering (the Over-allotment Shares).

The Public Offering Shares and the Over-allotment Shares are collectively referred to herein as the IPO Shares.

The Company will also be issuing warrants to Pacific Century Securities, LLC, the representative of the underwriters with respect to the IPO Shares (the Representative’s Warrants) to purchase such number of Ordinary Shares equal to an aggregate of five percent (5%) of the IPO Shares sold in the Offering (the Warrant Shares) pursuant to the Underwriting Agreement (as defined below).

We are furnishing this opinion as Exhibit 5.1 and Exhibit 23.2 to the Registration Statement.

Unless a contrary intention appears, all capitalised terms used in this opinion have the respective meanings set forth in the Documents. A reference to a Schedule is a reference to a schedule to this opinion and the headings herein are for convenience only and do not affect the construction of this opinion.

Ogier Providing advice on British Virgin Islands, Cayman Islands and Guernsey laws Floor 11 Central Tower 28 Queen’s Road Central Central Hong Kong T +852 3656 6000 F +852 3656 6001 ogier.com	Partners Nicholas Plowman Nathan Powell Anthony Oakes Oliver Payne Kate Hodson David Nelson Justin Davis Joanne Collett	Florence Chan* Lin Han† Cecilia Li** Rachel Huang** Yuki Yan** Richard Bennett**‡ James Bergstrom‡ Marcus Leese‡	* admitted in New Zealand † admitted in New York ** admitted in England and Wales ‡ not ordinarily resident in Hong Kong

1	Documents examined

For the purposes of giving this opinion, we have examined originals, copies, or drafts of the following documents (the Documents):

(a)	the constitutional documents and public records of the Company obtained from the Registry of Corporate Affairs in the British Virgin Islands (the Registrar) on 17 July 2024 (the Company Registry Records), including:

(i)	a copy of the certificate of incorporation of the Company dated 31 January 2024,

(ii)	a copy of the memorandum and articles of association of the Company dated 31 January 2024; and

(iii)	a copy of the amended and restated memorandum and articles of association of the Company filed with the Registrar of Corporate Affairs in the British Virgin Islands on 26 August 2024 (the Memorandum and Articles).

(b)	the public information revealed from a search of the electronic records of the Civil Division and the Commercial Division of the Registry of the High Court and of the Court of Appeal (Virgin Islands) Register, each from 1 January 2000, as maintained on the Judicial Enforcement Management System (the High Court Database) by the Registry of the High Court of the Virgin Islands on 17 July 2024 (the Court Records);

(c)	the Company Registry Records and the Court Records each as updated by update search on 3 September 2024 (the Company Registry Records and the Court Records together, and as updated, the Public Records);

(d)	a copy of certificate of incumbency dated 2 September 2024 (the Certificate of Incumbency) issued by the registered agent of the Company in respect of the Company;

(e)	a copy of the register of directors of the Company provided to us on 28 February 2024 (the ROD);

(f)	a copy of the register of members of the Company provided to us on 29 August 2024 (the ROM, and together with the ROD, the Registers);

(g)	a copy of the written resolutions of the sole director of the Company dated 17 April 2024;

(h)	a copy of the written resolutions of the sole director of the Company dated 27 June 2024 approving the Company’s filing of the Registration Statement and issuance of the IPO Shares and the Warrant Shares (item (g) and (h) shall be collectively referred to as the Board Resolutions);

(i)	the draft form of underwriting agreement appended as an exhibit to the Registration Statement (the Underwriting Agreement); and

(j)	the Registration Statement.

2	Assumptions

In giving this opinion we have relied upon the assumptions set forth in this paragraph 2 without having carried out any independent investigation or verification in respect of those assumptions:

(a)	all original documents examined by us are authentic and complete;

(b)	all copy documents examined by us (whether in facsimile, electronic or other form) conform to the originals and those originals are authentic and complete;

(c)	all signatures, seals, dates, stamps and markings (whether on original or copy documents) are genuine;

(d)	each of the Certificate of Incumbency and the Registers is accurate and complete as at the date of this opinion;

(e)	all copies of the Registration Statement are true and correct copies and the Registration Statement conform in every material respect to the latest drafts of the same produced to us and, where the Registration Statement has been provided to us in successive drafts marked-up to indicate changes to such documents, all such changes have been so indicated;

(f)	the Board Resolutions remain in full force and effect and the sole director of the Company has acted in good faith with a view to the best interests of the Company and has exercised the standard of care, diligence and skill that is required of him in approving the Offering, and no director has a financial interest in or other relationship to a party of the transactions contemplated by the Documents which has not been properly disclosed in the Board Resolutions;

(g)	the Underwriting Agreement has been, or will be, authorised and duly executed in the form as exhibited in the Registration Statement and unconditionally delivered by or on behalf of all relevant parties in accordance with all relevant laws and, in respect of the Company, in the manner authorised in the Board Resolutions;

(h)	upon execution, the Underwriting Agreement will be legal, valid, binding and enforceable against all relevant parties in accordance with its terms under the laws of its governing law and all other relevant laws. If an obligation is to be performed in a jurisdiction outside the British Virgin Islands, its performance will not be contrary to an official directive, impossible or illegal under the laws of that jurisdiction;

(i)	no invitation has been or will be made by or on behalf of the Company to the public in the British Virgin Islands to subscribe for any Ordinary Shares and none of the Ordinary Shares have been offered or issued to residents of the British Virgin Islands;

(j)	the Company is, and after the allotment (where applicable) and issuance of any IPO Shares and Warrant Shares will be, able to pay its liabilities as they fall due;

(k)	the information and each of the documents disclosed by the Public Records was and is accurate, up-to-date and remains unchanged as at the date hereof and there is no information or document which has been delivered for registration, or which is required by the laws of the British Virgin Islands to be delivered for registration, which was not included and available for inspection in the Public Records;

(l)	there are no agreements, documents or arrangements (other than the documents expressly referred to in this opinion as having been examined by us) that materially affect or modify the Underwriting Agreement or the transactions contemplated by the Underwriting Agreement or restrict the powers and authority of the Company in any way from entering into and performing its obligations under duly authorised, executed and delivered Underwriting Agreement;

(m)	there is no provision of the law of any jurisdiction, other than the British Virgin Islands, which would have any implication in relation to the opinions expressed herein; and

(n)	the Company is not a land owning company for the purposes of Section 242 of the BVI Business Companies Act, 2004 (the BCA) meaning that neither it nor any of its subsidiaries has an interest in any land in the British Virgin Islands.

3	Opinions

On the basis of the examinations and assumptions referred to above and subject to the limitations and qualifications set forth in paragraph 4 below, we are of the opinion that:

Corporate status

(a)	The Company is a company duly incorporated with limited liability under the BCA on 31 January 2024 and is validly existing and in good standing under the laws of the British Virgin Islands.

Maximum Number of Shares Authorised to Issue

(b)	Based solely on the Memorandum and Articles, the Company is authorised to issue a maximum of 500,000,000 shares of one class of US$0.0001 par value (the Ordinary Shares).

Corporate authorisation

(c)	The Company has taken all requisite corporate action to authorise the issuance of the IPO Shares and the Warrant Shares under the Registration Statement.

Valid issuance of IPO Shares and Warrant Shares

(d)	The IPO Shares to be offered and issued by the Company as contemplated by the Registration Statement have been duly authorised for issue and when:

(i)	issued and allotted by the Company against payment in full of the consideration therefor in accordance with the terms set out in the Registration Statement, the terms in the Underwriting Agreement and the Memorandum and Articles; and

(ii)	such issuance of IPO Shares have been duly registered in the Company’s register of members as fully paid shares,

will be validly issued, fully paid and non-assessable.

(e)	The Warrant Shares which are to be issued pursuant to the Representative’s Warrants when the Representative’s Warrants are exercisable under the terms of the Underwriting Agreement, have been duly authorised for issue and, when:

(i)	issued and allotted by the Company upon due exercise of the Representative’s Warrants in accordance with the terms of the Representative’s Warrants and in accordance with the Company’s then effective memorandum and articles of association; and

(ii)	such issuance of Warrant Shares has been duly registered in the Company’s register of members as fully paid shares,

will be, subject to payment of the exercise price therefor under the terms of the Representative’s Warrants, validly issued, fully paid and non-assessable.

Taxation

(f)	No taxes, stamp duties, other duties, fees or charges are payable (by assessment, withholding, deduction or otherwise) to the government of the British Virgin Islands in respect of the Offering.

(g)	There is no withholding tax, capital gains tax, capital transfer tax, estate duty, inheritance tax, succession tax or gift tax in the British Virgin Islands and any dividends, interest, rents, royalties, compensations and other amounts paid by the Company are exempt from any taxation in the British Virgin Islands imposed under the British Virgin Islands Income Tax Ordinance (Cap 206). In particular, section 242 of the BCA provides the Company with a statutory exemption from all forms of taxation in the British Virgin Islands.

4	Limitations and Qualifications

4.1	We offer no opinion:

(a)	as to any laws other than the laws of the British Virgin Islands, and we have not, for the purposes of this opinion, made any investigation of the laws of any other jurisdiction, and we express no opinion as to the meaning, validity, or effect of references in the Documents to statutes, rules, regulations, codes or judicial authority of any jurisdiction other than the British Virgin Islands; or

(b)	except to the extent that this opinion expressly provides otherwise, as to the commercial terms of, or the validity, enforceability or effect of the Registration Statement, the accuracy of representations, the fulfilment of warranties or conditions, the occurrence of events of default or terminating events or the existence of any conflicts or inconsistencies among the Registration Statement and any other agreements into which the Company may have entered or any other documents.

4.2	Under the BCA an annual fee must be paid in respect of the Company to the Registry of Corporate Affairs. Failure to pay the annual fees by the relevant due date will render the Company liable to a penalty fee in addition to the amount of the outstanding fees. If the license fee and/or any penalty fee remains unpaid from the due date, the Company will be liable to be struck off and dissolved from the Register of Companies in the British Virgin Islands.

Under the BCA, a copy of the Company’s register of directors which is complete must be filed by the Company at the Registry of Corporate Affairs. Failure to make this filing will render the Company liable to a penalty fee and if the filing is not made within the requisite time period or any penalty fee remains unpaid from the due date, the Company will be liable to be struck off and dissolved from the Register of Companies.

Under the BCA, an Annual Return, in the prescribed form, must be filed by the Company with its registered agent in respect of each year for which one is due within the timeframe prescribed by the BCA for that year (unless the Company is within one of the statutory exceptions to the obligation to file). Failure to make this filing when due will render the Company liable to a penalty fee and where the Company is liable to the maximum penalty and has not filed its annual return, the Company will be liable to be struck off and dissolved from the Register of Companies.

For the purposes of this opinion “in good standing” means only that as of the date of this opinion it appears from our searches of the Public Records and on the basis of certain of the assumptions made in the Assumptions section being correct the Company is in good standing. We have made no enquiries into the Company’s good standing with respect to any other filings or payment of fees, or both, that it may be required to make under the laws of the British Virgin Islands other than the BCA. We have made no enquiries into whether the copy of the register of directors filed at the Registry of Corporate Affairs matches the details set out on the Certificate of Incumbency or whether the annual return filed by the Company with its registered agent is in the prescribed form as required pursuant to the BCA.

4.3	The Public Records and our searches thereof may not reveal the following:

(a)	in the case of the Company Registry Records, details of matters which have not been lodged for registration or have been lodged for registration but not actually registered at the time of our search or notifications made to the Registrar of Corporate Affairs by the Registered Agent of any failure by any Company to file its Annual Return as required and within the time frame prescribed by the BCA;

(b)	in the case of the Court Records, details of proceedings which have been filed but not actually entered in the High Court Database at the time of our search;

(c)	whether an application for the appointment of a liquidator or a receiver has been presented to the High Court of the British Virgin Islands or whether a liquidator or a receiver has been appointed out of court, or whether any out of court dissolution, reconstruction or reorganisation of the Company has been commenced; or

(d)	any originating process (including an application to appoint a liquidator) in respect of the Company in circumstances where the High Court of the British Virgin Islands has prior to the issuance of such process ordered that such process upon issuance be anonymised (whether on a temporary basis or otherwise), and the following points should also be noted:

(e)	the Court Records reflect the information accessible remotely on the High Court Database, we have not conducted a separate search of the underlying Civil Cause Book (the Civil Cause Book) or the Commercial Cause Book (the Commercial Cause Book) at the Registry of the High Court of the British Virgin Islands. Although the High Court Database should reflect the content of the Civil Cause Book and the Commercial Cause Book, neither the High Court Database nor the Civil Cause Book or Commercial Cause Book is updated every day, and for that reason neither facility can be relied upon to reveal whether or not a particular entity is a party to litigation in the British Virgin Islands;

(f)	the High Court Database is not updated if third parties or noticed parties are added to or removed from the proceedings after their commencement; and

(g)	while it is a requirement under Section 118 of the Insolvency Act that notice of the appointment of a receiver be registered with the Registry of Corporate Affairs, however, it should be noted that failure to file a notice of appointment of a receiver does not invalidate the receivership but gives rise to penalties on the part of the receiver.

5	Governing law of this opinion

5.1	This opinion is:

(a)	governed by, and shall be construed in accordance with, the laws of the British Virgin Islands;

(b)	limited to the matters expressly stated in it; and

(c)	confined to, and given on the basis of, the laws and practice in the British Virgin Islands at the date of this opinion.

5.2	Unless otherwise indicated, a reference to any specific British Virgin Islands legislation is a reference to that legislation as amended to, and as in force at, the date of this opinion.

6	Reliance

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the headings “Enforceability of Liabilities” and “Legal Matters” of the Registration Statement.

This opinion may be used only in connection with the Offering, the IPO Shares and the Warrant Shares while the Registration Statement is effective.

Yours faithfully

Ogier